UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2011
GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 502-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
GTSI Corp. (“GTSI”) entered into a First Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of August 12, 2011, with Castle Pines Capital, LLC (“CPC”), Wells Fargo Capital Finance, LLC (“WFCF”), and SunTrust Bank (the “First Amendment and Consent”). The First Amendment and Consent amends the Second Amended and Restated Agreement, dated May 31, 2011, which amended and restated GTSI’s Amended and Restated Credit Agreement, effective as of October 19, 2010, by and among GTSI, CPC and WFCF.
The First Amendment and Consent amends, among other provisions, (a) the definition of “Borrowing Base” in Section 3.1.5 of the Second Amended and Restated Agreement to include a “Liquidity Reserve” as a deduction therefrom and (b) the definition of “Total Debt Service Coverage Ratio” in Section 16.1 of the Second Amended and Restated Credit Agreement to include the accrual during the respective 12-month period of fees payable by GTSI under Sections 5.1 through 5.5 of the agreement as debt service expenses of GTSI in determining if it is in compliance with the Total Debt Service Coverage Ratio covenant in such Section 16.1. In addition, the First Amendment and Consent also provides the lenders’ consent to GTSI’s previously announced acquisition of Information Systems Consulting Group, Inc. on August 15, 2011.
For a discussion of the Second Amended and Restated Credit Agreement see GTSI’s Form 8-K Report filed with the U.S. Securities and Exchange Commission on June 7, 2011, which report is also hereby incorporated by reference into this Item 1.01.
The foregoing description of the First Amendment and Consent does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment and Consent, a copy of which is filed herewith as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

10.1	First Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of August 12, 2011 among GTSI Corp., Castle Pines Capital LLC, Wells Fargo Capital Finance, LLC and SunTrust Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.
By:	/s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer

Date: August 17, 2011